Exhibit 23.2



                          Independent Auditors' Consent



The Board of Directors and Stockholders
Firstar Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Firstar Corporation or our report dated January 20, 1999, with respect to the consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1998, 1997, and 1996, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income, for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference on the Form S-8 of Firstar Corporation dated October 7, 1999.



                                             /s/ KPMG LLP


St. Louis, Missouri
October 7, 1999